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                               AGREEMENT BY AND BETWEEN

                                AXONN CORPORATION AND

                             DOMESTIC AUTOMATION COMPANY

                               UNITED STATES OF AMERICA
                                  STATE OF LOUISIANA
                                  PARISH OF ORLEANS



    THIS AGREEMENT is between Axonn Corporation, a Louisiana corporation, having its principal offices at 101 W. Robert E. Lee Boulevard, New Orleans, Louisiana, 70124 (hereinafter referred to as "LICENSOR") and Domestic Automation Company, a California corporation, having its principal offices at 125 Shoreway Road, San Carlos, California, 94070 (hereinafter referred to as "LICENSEE").



                                 W I T N E S S E T H:

    WHEREAS, LICENSOR owns INTELLECTUAL PROPERTY covering spread spectrum radio devices;

    WHEREAS, LICENSEE desires to obtain from LICENSOR, a worldwide, license and right under such INTELLECTUAL PROPERTY to use, modify, manufacture, have manufactured, sell, lease and otherwise distribute PRODUCTS in the UDS Market worldwide;

    NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

    1.   DEFINITIONS.   As used herein, the term:

         (a) "ADDITIONAL DEVICES" shall mean NEXT GENERATION DEVICES in whose development LICENSEE has financially participated as per Section 4(a) of this Agreement. Such ADDITIONAL DEVICES shall, as mutually agreed, include but shall not be limited to:

              (i)  Repeater/Transceiver

              (ii) Special Antennas and Diversity Techniques

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              (iii)     Frequency Hopping Transceiver appropriate for WAN

              (iv) Lower cost, smaller ASIC version of Frequency Hopper

              (v)  Higher data rate Spread Spectrum Radio for WAN

         (b) "CellNet" shall mean a communication system developed and marketed by LICENSEE.

         (c)  "DELIVERABLES" shall mean:

              DELIVERABLES due upon license execution include LICENSOR'S existing non-customized spread spectrum receiver and transmitter devices and the following:

              (i)  Schematics therefor;

              (ii) PCB artworks therefor;

              (iii)     Software object code therefor;

              (iv) Assembly drawings therefor;

              (v)  Test and alignment procedures therefor;

              (vi) Parts list with vendor names and costs therefor;

              (vii)     Interface specifications therefor;

              (viii) LICENSOR'S standard non-customized transmitter and electronic components having a direct material parts cost of approximately [*] and not including the battery, the PCB, or connector costs.

              (ix) LICENSOR'S standard non-customized receiver and electronic components having a direct materials parts cost of approximately [*] and not including the PCB, or connector costs.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

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              (x)  LICENSOR'S standard non-customized PC application and testing programs for LICENSEE'S internal use.

         (d) "DEFECT/DEFECTS" shall mean a deviation from SPECIFICATION or any other mutually agreed to modifications to SPECIFICATION that is so material it prevents the economical commercial marketing of the PRODUCT.

         (e) "DEVICE" shall mean a spread spectrum radio wireless system developed by LICENSOR as it currently exists and all modifications and IMPROVEMENTS of such system to be used in the Utility Distribution and Services Market ("UDS") defined in Section 1(p) and which meets SPECIFICATION 6.18.GI5 including the proprietary processes, proprietary technical and other information, and INTELLECTUAL PROPERTY rights relating thereto, whether or not patentable under the patent laws of the United States or any foreign country.

         (f) "FIRST PROJECT PROTOTYPE" shall mean the prototype to be developed by LICENSOR pursuant to the development program set forth in Section 7 below, which may be made with wire jumpers, or with generally accepted prototype assembly procedures.

         (g) "FIRST PRODUCT PROTOTYPE ACCEPTANCE" shall mean Licensor demonstrating a PROTOTYPE which is absent of DEFECTS and performs to a mutually agreed upon specification.

         (h) "IMPROVEMENT" means LICENSOR'S initiated Engineering Change Order level updates (hereinafter an Engineering Change Order shall be referred to as an "ECO"), modifications and changes to any DEVICE, ADDITIONAL DEVICE OR NEXT GENERATION DEVICE licensed to LICENSEE that are distributed to other licensees, including, but not limited to, cut circuit trace, add jumper/trace and/or component, software updates, including new code to enhance performance or that will otherwise update existing products. IMPROVEMENTS also include ECO level updates, including, but not limited to, hardware component changes which require only minor software modification, if any, and/or software changes which require only minor hardware changes, if any. The term IMPROVEMENT does not include technical work which requires large investments of capital or labor to effect and excludes improvements which are incompatible with existing systems or subsystems or which require major layout and/or software revision to incorporate. For purposes of this agreement, the term


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large investments of capital or labor shall mean technical work which requires and/or necessitates the expenditure of $30,000 in cash or billable services (regardless or whether such services were actually billed by LICENSOR) and/or any combination of the two. The term IMPROVEMENT also does not include a CHANGE for LICENSEE as set forth in Section 6. IMPROVEMENTS are provided to LICENSEE at no additional cost except for incidental expenses which include, but are not limited to, photocopying, telephone costs, mailing and transcribing information to LICENSEE.

         (i) "INTELLECTUAL PROPERTY" means PATENT RIGHTS, CONFIDENTIAL INFORMATION, copyrights, mask work rights, trade secret rights and any other intellectual property rights which LICENSOR may possess during the term of this Agreement.

         (j) "NEXT GENERATION DEVICES" are new spread spectrum radio devices or DEVICES which have undergone major modifications initiated by or on behalf of LICENSOR (i) resulting from large investments or capital or labor (as that term is defined in Section 1(h)), or (ii) which alter the basic character or function of DEVICES making them incompatible with existing systems or subsystems, or
(iii) which require incorporation of major changes in hardware or software. IMPROVEMENTS and CHANGES are not NEXT GENERATION DEVICES.

         (k) "PRODUCT" shall mean any spread spectrum radio device which results from, is based upon, uses or contains INTELLECTUAL PROPERTY including, without limitation, the DEVICE and ADDITIONAL DEVICES or other NEXT GENERATION DEVICES which LICENSEE obtains under this Agreement. PRODUCTS may only be sold to the UDS Market.

         (l) "PATENT RIGHTS" shall mean patents and patent applications of all countries owned or licensed by LICENSOR to the extent the claims thereof cover any DEVICE and/or ADDITIONAL DEVICE, including any additions, continuations, continuations-in-part, divisions, reissues or extensions based thereon. The patents issued which relate to DEVICE and/or ADDITIONAL DEVICE shall be listed on Exhibit 1, which shall be updated throughout the term of this Agreement.

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         (m)  "ROYALTY/ROYALTIES" shall mean an amount to be paid by LICENSEE to LICENSOR pursuant to the terms of Section 3 of this Agreement.

         (n)  "SPECIFICATION" means the specification 6.18.GI5 attached as
Exhibit 1 including any IMPROVEMENT thereto.

         (o) "SUBLICENSEE" means any entity which has entered into a sublicense arrangement with LICENSEE whereby the sublicense agreement grants such SUBLICENSEE the right to manufacture and sell PRODUCT to any entity selling to the UDS Market for the sole purpose of incorporating PRODUCT into CellNet compatible devices.

         (p) The Utility Distribution and Services Market "UDS" means all functions associated with managing the transmission and distribution network, demand-side management programs and customer service applications of electricity, gas and water utilities, including substation, feeder and customer site power demand automation or the equivalent thereof. Specific UDS applications include monitoring of field equipment, automatic meter reading, real-time pricing, remote connect/disconnect, appliance monitoring and control, load management and customer information services or the equivalent thereof. The following applications are specifically excluded from the UDS Market: Fire and Security, access control, voice communication, and time of flight measurement applications.

    2.   GRANT.

         (a) Upon the terms and conditions set forth herein, LICENSOR hereby grants to LICENSEE

              (i) a worldwide, exclusive license and right, with the right to grant and authorize sublicenses pursuant to subparagraph (b) below, under LICENSOR'S INTELLECTUAL PROPERTY to use, modify, manufacture, have manufactured, sell, lease and otherwise dispose of spread spectrum communication systems under the control of, or contracted by, electricity, gas and water utilities in managing the transmission and distribution network and demand-side management programs. For the purposes of this Section 2(a)(i) only:

              "Transmission and Distribution Network" shall mean:

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                   Controlling transmission lines, substations and feeder
                   circuits

                   Remote meter reading

                   Two way communication with metering devices

                   Capacitor bank control

                   Feeder switching control

                   Power factor control

                   Voltage control, and

              "Demand-side Management" shall mean:

                   Load control in real time by a utility of an end use device (e.g. Air Conditioner, Refrigerator, Water Heater)

                   Time of use monitoring and measurement (load profiling)

                   Real time pricing (active) (Communication to customer of utility prices that change on a daily, hourly or other periodic basis)

                   Time of use billing (passive) (Measurement of utility consumption to enable billing with prices that vary depending on the time of day at which consumption occurred)

                   Real time billing (Communication to the customer of consumption or billing data within any given time period e.g. month, day, hour or minute)

                   Utility rate applications (Communication of customer identification, pricing, consumption and billing information between the utility and its customers)

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                   Remote connect and disconnect (Remote start or
                   discontinuation of utility service either logically via reading the utility meter, or actually via communication with a device on the utility meter that shuts off or turns on delivery of utility service)

                   Energy theft detection

                   Real time bill processing (Communication back to the utility by the customer of some or all of the following information required for bill processing: authorization to transfer funds; approval of bill; identification of account, bank or other entity to bill; security code to authorize use of a customer's particular account, or identity of customer.)

                   Power restoration notification

              The following applications are expressly excluded from use of spread spectrum radio devices in transmission and distribution networks: fire and security, access control, voice communication, and time of flight measurement applications and,

              (ii) a worldwide, non-exclusive license and right, with the right to grant and authorize sublicenses pursuant to subparagraph (b) below, under LICENSOR'S INTELLECTUAL PROPERTY to use, modify, manufacture, have manufactured, sell, lease and otherwise distribute PRODUCTS in the UDS Market.

         Nothing in this Agreement shall preclude LICENSOR from licensing INTELLECTUAL PROPERTY to or with Dicon Systems, Ltd. or Disys, Ltd. for use in the one-way communication of automatic meter readings.

         (b) LICENSOR, subject to its rights contained herein, hereby consents to the sublicensing by LICENSEE of the INTELLECTUAL PROPERTY to use, manufacture, have manufactured, sell, lease and otherwise distribute PRODUCTS to SUBLICENSEES. The grant of the

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licenses to LICENSEE as well as the grant of the right to LICENSEE to sublicense to SUBLICENSEES hereunder is contingent on LICENSEE and all SUBLICENSEES having totally complied with the terms of this Agreement such that there are no conditions which would permit termination by LICENSOR of LICENSEE or such SUBLICENSEES pursuant to Section 2(d) or Section 10. Additionally, LICENSEE may only grant SUBLICENSEES rights to use, modify, manufacture, have manufactured, sell, lease and otherwise distribute PRODUCTS to the UDS Market for the sole purpose of incorporating the PRODUCTS into CellNet compatible devices. It is understood that LICENSEE'S right to grant sublicenses hereunder includes the right to grant exclusive sublicenses within the scope of the exclusive license granted to LICENSEE under Section 2(a)(i) above; provided that such sublicenses are limited in scope so as to grant rights to only a limited portion of LICENSEE'S total rights under such license; and provided further that such sublicenses provide that any exclusive sublicenses granted by LICENSEE shall automatically convert to nonexclusive in the event the license under Section 2(a)(i) becomes nonexclusive.

         (c) Notwithstanding LICENSOR'S grant to LICENSEE of the right to sublicense to entities subject to the aforereferenced qualifications, the right to sublicense is not unqualified. More particularly, LICENSEE is required to notify and request the approval of LICENSOR, in writing, of every entity to whom LICENSEE is interested in sublicensing INTELLECTUAL PROPERTY; provided that LICENSOR shall only have the right to withhold approval in the event that the entity to which LICENSEE proposes to grant a sublicense (i) appears on the list attached hereto in Exhibit 3, (ii) is involved, at the time of the request to sublicense is made, in the development, manufacture or sale of spread spectrum radio devices, (iii) is focused on the development, manufacture or sale of products in the fire detection and security markets, or (iv) is an entity with whom LICENSOR or its licensee in the fire and security business, Life Point Systems Limited Partnership, has had more than introductory discussions with respect to such entity obtaining license rights to the INTELLECTUAL PROPERTY during the two (2) year period directly preceding the date LICENSEE submits its written request; provided that where LICENSOR claims the existence of such prior contacts, LICENSOR shall be required to provide evidence of these earlier contacts. In any event, LICENSOR may unreasonably withhold consent to any entity that falls within categories

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(i)-(iv) enumerated above; provided that LICENSOR shall have thirty (30) days from the date of notice to approve or disapprove any potential SUBLICENSEE. Failure to respond within such thirty (30) day period shall be deemed to be approval to grant a sublicense to such entity.

         (d) To the extent that the provisions of this Agreement apply to a SUBLICENSEE, LICENSEE warrants the discharge of all of SUBLICENSEE'S obligations hereunder; provided that LICENSEE shall be deemed to have fulfilled its obligations under this Agreement to cure a breach by a SUBLICENSEE with regard to such SUBLICENSEE'S performance of the terms of this agreement if LICENSEE takes and continues to pursue diligent efforts to cure such breach, including without limitation the payment of royalties due from such SUBLICENSEE hereunder and to take legal or other action against such SUBLICENSEE to restrain such SUBLICENSEE from pursuing such breaching behavior. LICENSEE shall reimburse LICENSOR for reasonable costs incurred by LICENSOR in assisting LICENSEE in pursuing a remedy with such a SUBLICENSEE in breach. LICENSEE agrees that it will use its best efforts to ensure that all SUBLICENSEES abide by the terms of their sublicense agreements and will keep LICENSOR apprised of its activities to enforce such provisions with particular SUBLICENSEE.

         (e) In addition, LICENSEE shall ensure that LICENSOR will have the right to enforce such agreements as a third party beneficiary, and LICENSEE agrees that (i) LICENSOR may join LICENSEE as a named plaintiff in any suit brought by LICENSOR against SUBLICENSEES (ii) LICENSEE will take such other actions, give such information and render such aid, at LICENSOR'S request, as may be necessary to allow LICENSOR to bring and prosecute such suits.

         (f) LICENSEE agrees to include in any sublicense agreement that, upon termination of a sublicense agreement, all rights of such former SUBLICENSEE to use LICENSOR'S INTELLECTUAL PROPERTY shall immediately cease and such former SUBLICENSEE shall immediately render unusable all portions of INTELLECTUAL PROPERTY then under its control and shall immediately destroy or deliver to LICENSEE each and every other part of such INTELLECTUAL PROPERTY in the SUBLICENSEE'S possession.


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         (g)  LICENSOR agrees to offer to LICENSEE license rights to NEXT
GENERATION DEVICES developed by LICENSOR during the term of this Agreement, but which are not ADDITIONAL DEVICES, subject to all the terms and conditions of this Agreement, with the exception of any initial license fee and royalty rate which shall be mutually negotiated by the parties in good faith. Such agreement may be documented by way of Attachment to this Agreement.

    3.   ROYALTY.

         (a) As partial consideration for the license granted under Section 2(a), LICENSEE agrees to pay [*] to be paid upon completion of the following milestones, in installments as follows:

              (i) Upon signing of Memo of Understanding, a copy of which is attached hereto as Exhibit 4 and made a part hereof - [*] cash already received;

              (ii) Upon signing of this Agreement - [*];

              (iii) Upon information transfer - [*] which shall be paid in twelve (12) monthly installments beginning on the date that the DELIVERABLES are transferred to LICENSEE with [*] interest being charged on the unpaid balance; and

              (iv) Upon FIRST PROJECT PROTOTYPE ACCEPTANCE - [*] which shall be paid in nine (9) monthly installments beginning on the date of LICENSEE'S acceptance of the FIRST PROJECT PROTOTYPE pursuant to Section 7(e) below, with [*] interest being charged on the unpaid balance.

         (b) As partial consideration for the rights granted to it hereunder, LICENSEE agrees to pay LICENSOR a ROYALTY on PRODUCTS leased, sold or otherwise distributed by LICENSEE or any of its SUBLICENSEES. The ROYALTY rate for each PRODUCT shall be determined based upon what kind of DEVICE such PRODUCT is, as determined according to the Table set forth below:


* Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

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              Product Type      Rate Per Product
              --------------    ----------------
              Transmitter                 [*]
              Receiver                    [*]
              Transceiver                 [*]

The parties will agree to negotiate corresponding ROYALTY rates for ADDITIONAL DEVICES having significantly different functionality from the three product types recorded in the above Table. For any such ADDITIONAL DEVICE, the parties agree that they shall agree on such new ROYALTY rate prior to commencement of LICENSEE funded development of such a new ADDITIONAL DEVICE. Notwithstanding the foregoing, no ROYALTY shall be due on PRODUCTS provided to others as samples or demonstration units, used for Product development purposes, or returned to LICENSEE or its SUBLICENSEES for refund. ROYALTIES paid on PRODUCTS returned for refund shall be creditable against future ROYALTIES.

         (c) Additionally, the ROYALTY due on each DEVICE, ADDITIONAL DEVICE or NEXT GENERATION DEVICE which incorporates IMPROVEMENTS contributed by LICENSOR may be increased as set forth below. The increase in the ROYALTY due on such improved DEVICES shall be calculated at [*] of the estimated amount by which the then prevailing total manufactured cost for a 100,000 quantity batch of a given DEVICE (adjusted for any change such as transferring any functionality from the DEVICE and the inclusion of that functionality elsewhere separate from the DEVICE) is, as a result of IMPROVEMENTS contributed by LICENSOR, less than the total manufactured cost for a 100,000 quantity batch of the given DEVICE prior to the implementation of ADDITIONAL DEVICES or IMPROVEMENTS contributed by LICENSOR. This ROYALTY will be computed annually at the close of business on the last day of each calendar year and be due and payable on or before March 31 following the end of the calendar year. To ensure that the original estimations on which these additional ROYALTY payments are based were correct, the ROYALTY rate shall be adjusted based upon the actual manufacturing costs incurred by LICENSEE during the manufacture of the first 100,000 units. Any additional payments or refunds to ROYALTIES paid on such first 100,000 units based upon the adjustment in ROYALTY payments shall be promptly paid by LICENSEE or may be credited against future ROYALTIES to be paid by LICENSEE to LICENSOR, as appropriate; provided that in the event a

* Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.


                                         -11-


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credit is obtained, the amount creditable against any one ROYALTY payment shall not exceed [*] of such ROYALTY payment.

         (d) In return for the exclusive rights granted, LICENSEE shall commit to make annual minimum ROYALTY payments to LICENSOR in the amount of [*] for the calendar year 1994, [*] for the calendar year 1995 and [*] for each calendar year thereafter. Should LICENSEE fail to make said minimum ROYALTY payments, LICENSOR shall serve written notice on LICENSEE that the minimum payment for the particular year has not been made, and if LICENSEE does not cure such deficiency within thirty (30) days of receipt of notice, the license granted hereunder shall become a non-exclusive license.

         (e) ROYALTY payments are due in full for all PRODUCTS shipped in a quarter within forty five (45) days after the end of such quarter.

         (f) In the event that no PATENT RIGHTS exist in a given country relative to a DEVICE sold in that country, and any product which would infringe such PATENT RIGHTS had such PATENT RIGHTS existed in said country is offered for sale in the UDS Market by any entity other than LICENSEE or a SUBLICENSEE, or should, through no fault of LICENSEE OR SUBLICENSEE, the CONFIDENTIAL INFORMATION relative to a DEVICE sold in a particular country where no PATENT RIGHTS exist relative to said DEVICE become available to and deployed by third parties participating in the UDS Market in that particular country, then LICENSOR and LICENSEE agree to review and consider a downward adjustment to the amount of ROYALTIES payable by LICENSEE to LICENSOR with respect to that said PRODUCT in that country.

         (g) PRODUCT is deemed sold or leased at the time of first invoicing or, if not, invoiced, at the time of first shipment, delivery, or other transfer to a party other than LICENSEE, or when first actually put into use, including use by LICENSEE, whichever occurs first, excluding internal use by LICENSEE.
For purposes of determining ROYALTIES, a lease shall be deemed a sale.

         (h) During the term of this Agreement, LICENSEE shall deliver to LICENSOR, within forty-five (45) days after the end of each calendar quarter, a royalty report indicating the number of

* Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.


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PRODUCTS, sold in the preceding calendar quarter and the computation of the
ROYALTY due and payable. Each royalty report shall be accompanied by the payment of the corresponding ROYALTIES due LICENSOR, less any taxes or other charges withheld.

         (i) Overdue payments hereunder shall be subject to a late payment charge calculated at an annual prime rate (as quoted by Citibank, N.A., New York, U.S.A.), plus two (2) percentage points during delinquency. If the amount of such charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum.

         (j) LICENSEE shall keep full and true books of account and other records in sufficient detail so that the ROYALTIES payable to LICENSOR hereunder can be properly ascertained. LICENSEE agrees, on the request of LICENSOR no more frequently than two times per year, and at LICENSOR'S expense, to permit an independent certified public accountant, selected by LICENSOR and to whom LICENSEE has no reasonable objection, to have access to such books and records as may be necessary to determine, in respect of any accounting period ending not more than three (3) years prior to the date of such request, the correctness of any report or payment under this Agreement, or to obtain information as to the amounts payable in the case of failure of LICENSEE to report. Any such accountant entitled hereunder to examine the books of LICENSEE shall be entitled to make such examination at LICENSEE'S business premises during reasonable business hours and shall be entitled to disclose only the amount of discrepancy, if any, due LICENSOR. LICENSOR shall promptly furnish a copy of such accountant's calculations to LICENSEE, and unless LICENSOR shall receive from LICENSEE a written objection within thirty (30) days thereafter, with respect to the calculations of such accountant, the report of such accountant as to the correctness of any report or amounts payable hereunder shall be conclusive and binding upon the parties hereto for all the purposes of this Agreement. In the event of a discrepancy of three (3) percent or less underpayment is found, the fees, costs and expenses by the accountant shall be borne by LICENSOR; otherwise, the costs shall be borne by LICENSEE. Lastly, if a discrepancy is discovered that is in LICENSEE'S favor, i.e., the LICENSEE overpaid ROYALTIES payable to LICENSOR hereunder, such excess amounts shall be repaid by LICENSOR to LICENSEE. LICENSEE,


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however, will not be entitled to a "late payment charge" or interest on this amount.

    4.   FURTHER CONSIDERATION.

         (a) Both LICENSEE and LICENSOR have an expressed interest in actively pursuing the development of ADDITIONAL DEVICES. LICENSEE will provide additional funding for its support, at LICENSOR'S standard rates as referenced in Section 6(b), of such mutually agreed development projects to be conducted by LICENSOR in accordance with the following minimum funding schedule.

SCHEDULE:

    Commencing no later than the calendar quarter commencing October 1, 1992, LICENSEE shall fund development project(s) with LICENSOR in an amount not less than [*] in the first calendar quarter, then an amount not less than [*] per calendar quarter for each of eight successive calendar quarters, followed by one calendar quarter in an amount not less than [*]; or [*] in aggregate whichever first occurs. Should LICENSEE default in its obligations under this Section 4(a), and such default shall not be cured within sixty (60) days after written notice thereof is given by LICENSOR to LICENSEE, then the grant per Section 2(a)(i) of this Agreement shall become non-exclusive. Nothing in these terms shall be deemed to preclude LICENSOR and LICENSEE from mutually agreeing to commitments in excess of the above declared minimums and/or duration.

It is the understanding of the parties that LICENSOR shall own the resulting designs and patents, without limitation, and be entitled to use, modify, sell, lease and otherwise dispose of such ADDITIONAL DEVICES and INTELLECTUAL PROPERTY related thereto in any market other than the market exclusively licensed to LICENSEE under Section 2(a)(i) of this Agreement.

         (b) In recognition of the anticipated co-operation between LICENSOR and LICENSEE in optimizing, cost reducing, integrating and developing innovative ADDITIONAL DEVICES for deployment in the UDS Market, LICENSEE will at execution of this Agreement grant to LICENSOR warrants to acquire 100,000 shares of LICENSEE'S


* Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

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Common Stock at a price of $1.00 per share.  Said warrants shall issue in five equal installments on the first through the fifth anniversary of the execution date of this Agreement on condition that LICENSOR continues to meet mutually agreed upon development objectives.

    5.   OBLIGATIONS OF LICENSOR.

         (a) LICENSOR agrees to provide LICENSEE upon execution of this Agreement with DELIVERABLES.

         (b) LICENSOR guarantees that the transmitter and receiver per the DELIVERABLES meet FCC part 15.126, Rules for Spread Spectrum Unlicensed Operation. In the event that either the transmitter and/or the receiver should fail to meet such Rules, and such failure shall not be cured within sixty (60) days after written notice thereof is given by LICENSEE to LICENSOR, then all amounts paid by the LICENSEE to the LICENSOR will be refunded within thirty (30) days thereafter.

         (c) LICENSOR agrees to provide IMPROVEMENTS to LICENSEE during the term of this Agreement.

         (d) LICENSOR agrees to provide NEXT GENERATION DEVICES to LICENSEE subject to the provisions of Section 2(e) during the term of this Agreement.

         (e) LICENSOR agrees that the filing of patent applications is an essential step in sustaining PATENT RIGHTS, and LICENSOR will actively record and witness invention disclosures in a timely fashion to enable such filings. LICENSOR will promptly advise LICENSEE of LICENSOR'S decision whether or not to file patent applications in the U.S.A. and those other countries in which LICENSOR proposes to file such patent applications. LICENSOR agrees further that with respect to all countries in which LICENSOR elects not to file patent applications, LICENSEE may, at LICENSEE'S expense, file such applications in the name of LICENSOR. In the event that LICENSEE has elected to file patent applications in the name of LICENSOR, LICENSEE shall, upon issuance of any such patent, share equally with LICENSOR in any subsequent royalty payments which may accrue from LICENSEE to LICENSOR as owner of said patent


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until LICENSEE has recovered the filing expenses relating to that patent.

    6.   RIGHTS AND OBLIGATIONS OF LICENSEE.

         (a) LICENSEE shall have the right to make modifications, improvements or enhancements, including ASIC developments (a "CHANGE") to the DEVICE either by submitting to LICENSOR a request for a CHANGE or by implementing the CHANGE itself. The implementation of any such CHANGE shall not be deemed to be the development of an ADDITIONAL DEVICE or any IMPROVEMENT. Any CHANGE implemented by LICENSEE at its option may be provided to LICENSOR solely for the purposes of enabling LICENSOR to perform support services as provided herein. If LICENSEE independently implements a CHANGE, any warranties made by LICENSOR in favor of LICENSEE will not apply to such CHANGE.

         (b) If LICENSEE submits a request for a CHANGE to LICENSOR, such request shall be in writing. LICENSEE shall pay all engineering costs incurred for such customization to LICENSEE'S specifications or manufacturing requirements which shall be billed and accounted for bi-weekly and due net 10 days, on the following basis, namely:

              Senior Engineer          [*]
              Engineer                 [*]
              Programmer               [*]
              Technician               [*]
              Research Associate       [*]
              Project Engineer         [*]
               and Support             [*]

              Any miscellaneous buy-out time or materials will be billed at [*]. All travel necessitated by and/or requested by LICENSEE shall be billed at [*] of the above rates and no more than [*] being charged on any one day.

Within twenty (20) business days of receipt of such request, LICENSOR will provide LICENSEE with an estimate to implement the CHANGE based on the hourly rates and costs set forth above. Upon

* Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

receipt of a Purchase Order or written authorization from LICENSEE, LICENSOR shall implement the requested CHANGE in accordance with a schedule to be mutually agreed upon.

         (c) All right, title and interest in and to INTELLECTUAL PROPERTY created prior to the effective date of this Agreement shall belong to and/or remain the property of the party who developed, created or otherwise then owns such INTELLECTUAL PROPERTY and, except for grant of a license to LICENSEE under
Section 2, no license is implied or granted herein to any such existing INTELLECTUAL PROPERTY except as provided explicitly herein.

    All work done by LICENSOR in connection with a CHANGE at LICENSEE'S written request will be at LICENSEE'S expense as set forth in Section 6(b). Any resulting INTELLECTUAL PROPERTY created by the parties jointly or individually in connection with such CHANGE and paid for by LICENSEE shall belong to LICENSEE. LICENSOR agrees to assign (or cause to be assigned) and does hereby assign and deliver fully to LICENSEE any INTELLECTUAL PROPERTY RIGHTS which LICENSOR may obtain as part of developing such CHANGE.

    The INTELLECTUAL PROPERTY described above as belonging to LICENSEE shall be limited to circuit board artworks, resulting optimized biasing resistor and capacitor coupling values or specific, unique LICENSEE application interfaces. Any other areas will be mutually agreed to and, specifically listed in a separate writing signed by the parties. This Section 6 does not, however, preclude LICENSOR from providing similar engineering services to other customers, without using any of the INTELLECTUAL PROPERTY of LICENSEE.

         (d) LICENSEE shall not be precluded from using LICENSOR'S standard radio communications protocols, however, LICENSOR agrees to modify LICENSOR'S standard radio communications protocols to LICENSEE'S specification upon request by LICENSEE. Such protocols shall be designed with the assistance of LICENSOR to prevent interference with, or acceptability to, other licensees and sublicensees of LICENSOR.

         (e) It is acknowledged and agreed by LICENSEE that should a PRODUCT based on LICENSOR'S INTELLECTUAL PROPERTY not be competitive and should LICENSEE desire to commence the development of an alternative spread spectrum device (hereinafter: "NEW DEVICE") not covered by LICENSOR'S INTELLECTUAL PROPERTY RIGHTS, such development shall only be conducted by employees, subcontractors, agents or assigns of LICENSEE who have not had access to LICENSOR'S INTELLECTUAL PROPERTY licensed herein (including source code to LICENSOR'S software included in a DEVICE) and such NEW DEVICE cannot use/infringe on LICENSOR'S INTELLECTUAL PROPERTY, save that LICENSOR acknowledges and agrees that any such NEW DEVICE would and may transmit and receive on the same frequencies, have the same spread spectrum parameters and the same packet data format as employed in other DEVICES manufactured for or by LICENSEE. It is further acknowledged by LICENSEE that to the extent that any NEW DEVICE employs the same spread spectrum parameters or data format, and such spread spectrum parameters are covered by valid claims of any of LICENSOR'S patents, LICENSEE shall be obligated to continue Section 3(b) ROYALTY payments to LICENSOR. LICENSOR in turn acknowledges that LICENSEE shall not be restricted in any other non-spread spectrum radio development which does not violate LICENSOR'S valid patents or use LICENSOR'S SOURCE CODE.

    7.   FIRST DEVELOPMENT PROJECT.

         (a) LICENSOR agrees to use its best efforts to develop the FIRST PROJECT PROTOTYPE according to the specifications set forth in Exhibit 5 attached hereto ("DEVELOPMENT SPECIFICATIONS") and in accordance with the schedule and milestones set forth in Exhibit 6 attached hereto ("Schedule"). Such development shall be deemed a CHANGE made by LICENSOR at the request of LICENSEE subject to the provisions of Section 6(b) or (c) above, as well as the terms of this Section 7.

         (b) LICENSOR will be responsible for the day to day management and operation of activities with respect to the development of the FIRST PROJECT PROTOTYPE. However, LICENSOR agrees to provide LICENSEE with written reports regarding its work as reasonably requested by LICENSEE, but no more often than monthly. Representatives of LICENSOR and LICENSEE will meet on a regular basis at such times and at such locations as are mutually agreed in order to discuss the status and progress of the development of the FIRST PROJECT PROTOTYPE.

         (c) Upon completion of a milestone, LICENSOR shall deliver to LICENSEE the deliverables required to complete such milestone as identified in the Schedule and the DEVELOPMENT SPECIFICATIONS ("Project Deliverables"). LICENSEE shall have thirty (30) days to review the FIRST PROJECT PROTOTYPE to verify there are no DEFECTS. If the delivered FIRST PROJECT PROTOTYPE contains a DEFECT, such failure or DEFECT is to be communicated in writing by LICENSEE to LICENSOR and LICENSOR shall from the receipt of notification of such failure, use its best efforts to effect a cure for the DEFECT and to meet the DEVELOPMENT SPECIFICATIONS within sixty (60) days and redeliver the FIRST PROJECT PROTOTYPE FOR LICENSEE'S inspection according to the procedure specified above. If upon redelivery after such sixty (60) day period, the FIRST PROJECT PROTOTYPE is not acceptable to LICENSEE, LICENSEE may, at its discretion, allow LICENSOR additional time necessary to cure DEFECT and resubmit the FIRST PROJECT PROTOTYPE to LICENSEE for acceptance. LICENSEE shall continue to pay all engineering costs during extensions authorized by LICENSEE.

         (d) In the event LICENSOR cannot effect a cure within the sixty (60) day period (and any extension thereof), LICENSEE shall have the right to either
(i) terminate this Agreement without obligation to pay the fee due under Section 3(a)(iv) upon First PROTOTYPE ACCEPTANCE and return to LICENSOR, any and all INTELLECTUAL PROPERTY, DELIVERABLES and other information transferred/supplied by LICENSOR to LICENSEE; provided that LICENSEE'S payment obligations under
Section 3(a)(iii) shall survive, or (ii) obtain rights to use such uncompleted FIRST PROJECT PROTOTYPE as is and continue the licenses granted hereunder upon payment to LICENSOR of the fee under Section 3(a)(iv) which would have been due upon FIRST PROJECT PROTOTYPE ACCEPTANCE, as well as any and all fees due per this Agreement. In the event LICENSEE chooses to continue this Agreement, upon payment of the fee due under 3(a)(iv) fee, LICENSOR shall provide LICENSEE with copies of all designs, drawings, prototypes, TRANSMITTER SOFTWARE (as defined in Section 7(e)) and any other work in progress directly related to the development of the FIRST PROJECTED PROTOTYPE, whereupon LICENSEE may complete development if it chooses.

         (e) (i) LICENSOR agrees that after FIRST PROJECT PROTOTYPE ACCEPTANCE, and the payment by LICENSEE of all amounts due thereon, LICENSOR shall provide LICENSEE the source code and related documents for the power-meter transmitter software as customized for LICENSEE ("TRANSMITTER SOFTWARE") as per the terms and conditions contained within Section 8(c) of this Agreement. If, however, at any point subsequent to FIRST PROJECT PROTOTYPE ACCEPTANCE but prior to the payment of all amounts due by LICENSEE upon FIRST PROJECT PROTOTYPE ACCEPTANCE, LICENSOR has agreed to provide a CHANGE, as requested by LICENSEE as per Section 6, and LICENSOR has failed to provide such CHANGE by the mutually agreed upon schedule, provided such failure is not caused by LICENSEE, and LICENSEE has given written notice of such breach to LICENSOR and LICENSOR has failed to cure such breach within ninety (90) days thereafter, LICENSOR shall make available to the LICENSEE the source code and related documentation to TRANSMITTER SOFTWARE pursuant to the terms set forth in Section 8(c) of this Agreement.

              (ii) With regard to this source code for LICENSOR'S receiver "master" and "slave" software as customized by LICENSOR for LICENSEE (hereinafter referred to as "ESCROW MATERIAL"), LICENSOR will agree to deposit, in a sealed package, ESCROW MATERIAL, pursuant to a mutually agreed upon escrow agreement (hereinafter referred to as "ESCROW AGREEMENT") with a bank or other mutually agreed upon third party within thirty (30) days after payment of all amounts required by LICENSEE TO LICENSOR upon FIRST PROJECT PROTOTYPE ACCEPTANCE. A representative of LICENSEE shall have the right to observe the sealing and delivery activities to ensure that the required software and documentation is included.

    The ESCROW AGREEMENT shall provide for the following:

                   (A) LICENSEE shall have the right to all of the ESCROW MATERIAL upon the occurrence of any of the following:

                        (1)  Liquidation of LICENSOR; or

                        (2) Filing of insolvency or bankruptcy of LICENSOR whether voluntary or involuntary which is not dismissed within sixty (60) days thereafter;

                        (3)  Appointment of a trustee or receiver for LICENSOR.

                   (B) In addition, LICENSEE shall have the right to a portion of the ESCROW MATERIAL upon the occurrence of the following:

                        (1) In the event none of the conditions of Section 7(d)(i) has occurred; and

                        (2) LICENSEE has requested a CHANGE, per Section 6 and such change is a material change capable of realization and a documented DEFECT is found in the receiver code; and

                        (3)  LICENSOR has not agreed to provide such CHANGE;
                             and

                        (4) LICENSEE has given written notice of such to LICENSOR; and

                        (5) LICENSOR has failed to complete such CHANGE within three (3) months after a mutually agreed upon milestone as per the Schedule.

                   (C) LICENSEE shall also have the right to receive the ESCROWED MATERIALS in the event LICENSOR fails to cure DEFECT within three (3) months after written notice of such DEFECT from LICENSEE.

                   (D) LICENSEE shall have the right to the ESCROW MATERIAL, by giving notice to the ESCROW AGENT with a copy to the LICENSOR, stating the basis for demand to the ESCROW MATERIAL. The ESCROW MATERIAL shall be made available to LICENSEE in accordance with Section 8(c) of this Agreement. The ESCROW AGENT shall have no responsibility to determine the truth of any statement made to it, except to determine the identity of the parties.

                   (E) Upon release of the ESCROW MATERIAL, or any portion thereof, the ESCROW AGENT shall notify LICENSOR.

                   (F) The ESCROW AGENT'S fees and all costs related to this escrow arrangement shall be borne by LICENSEE, with LICENSEE having the right to choose the ESCROW AGENT, subject to the convenience of LICENSOR.

    8.   CONFIDENTIAL INFORMATION.

         (a) As used in this Agreement, the term "Confidential Information" shall mean any information disclosed by one party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked "Confidential", "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing party, within thirty (30) days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party. Confidential Information transferred pursuant to that Nondisclosure Agreement between the parties dated February 18, 1992 shall be deemed as Confidential Information under this Agreement, and the provisions of this Section 8 shall be deemed to replace such Agreement.

         (b) Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as expressly set forth herein or otherwise authorized in writing, shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party's Confidential Information and shall not disclose such Confidential Information to any third party except as may be necessary and required in connection with the rights and obligations of such party under this Agreement, and subject to confidentiality obligations at least as protective as those set forth herein. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement, but in no event less than reasonable care.

         (c) If, as and when LICENSEE is in receipt of source code information and/or all documents related to the TRANSMITTER SOFTWARE or the ESCROWED MATERIAL (hereinafter collectively referred to as "SOURCE CODE"), such SOURCE CODE shall remain in a locked area under the control of Larsh Johnson or Paul Cook (hereinafter referred to as the "SOURCE CODE COORDINATOR"). The SOURCE CODE COORDINATOR and LICENSEE agree to only use the SOURCE CODE under carefully controlled conditions for the purposes set forth in this Agreement and to inform all employees who are given access to the SOURCE CODE by LICENSEE that such materials are confidential trade secrets of LICENSOR and are licensed to LICENSEE by LICENSOR as such. The SOURCE CODE COORDINATOR and LICENSEE shall restrict access to only those employees which are identified to LICENSOR in advance according to the procedure listed in the next sentence of LICENSEE who have agreed to be bound by a confidentiality obligation which incorporates the protections and restrictions as set forth herein, and who have a need to know in order to carry out the purposes of this Agreement. If LICENSEE desires to change SOURCE CODE COORDINATORS, LICENSEE shall request authorization to make such change by providing LICENSOR with notice of the transfer of authority together with a representation that such new SOURCE CODE COORDINATOR agrees to be bound by confidentiality obligations which incorporate the protection and restrictions contained herein. LICENSOR agrees to review such request in good faith and shall accept or reject LICENSEE'S proposal within twenty (20) days of receipt of request. SOURCE CODE COORDINATOR and LICENSEE agree that as a precondition to access to SOURCE CODE, LICENSOR is to be given written notice of a malfunction with the SOURCE CODE and LICENSOR is not able to remedy the malfunction within five (5) business days of receipt of notice. LICENSEE agrees to keep a written records of those persons accessing such materials and will store such materials in a locked area under the control of the SOURCE CODE COORDINATOR when not in use. The SOURCE CODE COORDINATOR and LICENSEE shall provide LICENSOR with written notice of the names of the individuals who have access to such materials and shall take all actions required to recover any such materials in the event of loss or misappropriation, or to otherwise prevent their unauthorized disclosure or use. LICENSEE shall be fully responsible for the conduct of all its employees, contractors, agents, representatives and visitors, who may in any way breach this agreement, such responsibility to include, but not be limited to, pursuing injunctive relief to prevent further violations of this Agreement, as well as indemnifying and holding LICENSOR harmless as a result of a loss, misappropriation, unauthorized disclosure or use of the SOURCE CODE.

         (d) Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which:

              (i) was generally known and available in the public domain at the time it was disclosed or becomes generally known and available in the public domain through no fault of the receiver;

              (ii) was known to the receiver at the time of disclosure as shown by the files of the receiver in existence at the time of disclosure;

              (iii) is disclosed with the prior written approval of the discloser;

              (iv) was independently developed by the receiver without any use of the Confidential Information and by employees or other agents of the receiver who have not been exposed to the Confidential Information, provided that the receiver can demonstrate such independent development by documented evidence prepared contemporaneously with such independent development;

              (v) becomes known to the receiver from a source other than the discloser without breach of this Agreement by the receiver and otherwise not in violation of the discloser's rights; or

              (vi) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, that the receiver shall provide prompt, advanced notice thereof to enable the discloser to seek a protective order or otherwise prevent such disclosure.

         (e) Each party shall obtain the execution of proprietary non-disclosure agreements with its employees, agents and consultants having access to Confidential Information of the other party, and shall diligently enforce such agreements, or shall be responsible for the actions of such employees, agents and consultants in this respect.

         (f) If either party breaches any of its obligations with respect to confidentiality and unauthorized use of Confidential Information hereunder, the other party shall be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.

    9.   MARKING.

         (a)  LICENSEE agrees to affix to each PRODUCT or the PACKAGE containing such PRODUCT or to an insertion slip in the package with each PRODUCT
a legible notice reading:   "Licensed under one or more of the following
Patents", followed by a list of patent numbers applicable to such PRODUCT taken from attached Exhibit 1 or as otherwise instructed by LICENSOR.

         (b) Neither the granting of the license herein or the acceptance of royalties hereunder shall constitute an approval of or acquiescence in LICENSEE'S practices with respect to trademarks, trade names, corporation names, advertising, or similar practices with respect to the PRODUCT, nor does the granting of any license hereunder constitute an authorization or approval of, or acquiescence in the use of any trade name or trademark of LICENSOR or its affiliates in connection with the manufacture, advertising, or marketing of PRODUCT; and LICENSOR hereby expressly reserves all rights with respect thereto.

    10.  DURATION AND TERMINATION/CANCELLATION.

         (a) Unless otherwise terminated/canceled as hereinafter set forth, this Agreement and the licenses under PATENT RIGHTS shall continue from the date of execution of this Agreement through the expiry date of the last to expire of any one of the PATENT RIGHTS. The Agreement may be extended on similar terms upon the mutual agreement of LICENSOR and LICENSEE.

         (b) LICENSOR shall have the right to terminate this Agreement upon notice if LICENSEE shall at any time default in its performance of any obligation hereunder, and such default is not cured within sixty (60) days after written notice thereof is given by LICENSOR to LICENSEE. LICENSEE shall provide LICENSOR in every sublicense agreement, an equivalent right to terminate such SUBLICENSEE'S rights to the INTELLECTUAL PROPERTY licensed hereunder. LICENSEE or SUBLICENSEE shall have the right to cure any such default up to, but not after, the giving of such notice of termination/cancellation.

         (c) LICENSOR shall have the right to terminate/cancel this Agreement by giving written notice of termination/cancellation to LICENSEE in the event of any one of the following, such termination/cancellation being effective upon receipt of such notice or five (5) days after such notice is mailed, whichever is earlier:

              (i)  Liquidation of LICENSEE;

              (ii) Insolvency or bankruptcy of LICENSEE, whether voluntary or involuntary; provided that if involuntary, LICENSOR may only terminate this Agreement under this Section 10 if such bankruptcy proceeding is not dismissed within sixty (60) days of filing.

              (iii) Failure of LICENSEE to satisfy any judgement against it relative to this Agreement; or

              (iv) Appointment of a trustee or receiver for LICENSEE unless previously agreed to in writing by LICENSOR.

         (d) The waiver of any default under this Agreement by LICENSOR shall not constitute a waiver of the right to terminate/cancel this Agreement for any subsequent or like default, and the exercise of the right of termination/cancellation shall not impose any liability by reason of termination/cancellation nor have the effect of waiving any damages to which LICENSOR might otherwise be entitled.

         (e) Termination/cancellation of this Agreement, shall in no manner interfere with, affect or prevent the collection by LICENSOR of any and all sums of money due to it under this Agree-ment. Upon termination/cancellation of this Agreement for any reason, LICENSEE'S payments required by Section 3, but not yet due, shall become immediately due and payable, and LICENSEE'S inventory of DEVICE's for which payments are not yet required by Section 3 shall either, at LICENSEE'S option,
(i) be included in LICENSEE'S and SUBLICENSEES' payments as though sales of such DEVICE had taken place prior to termination/cancellation of this Agreement; or
(ii) be destroyed, provided appropriate certification is given to LICENSOR by an officer of LICENSEE.

         (f) LICENSEE shall have the right to terminate this Agreement upon notice if LICENSOR shall at any time default in its performance of any obligation hereunder, and such default is not cured within sixty (60) days after written notice thereof is given by LICENSEE to LICENSOR. LICENSOR shall have the right to cure any such default up to, but not after, the giving of such notice of termination/cancellation.

         (g) LICENSEE shall have the right to terminate/cancel this Agreement by giving written notice of termination/cancellation to LICENSOR in the event of any one of the following, such termination/cancellation being effective upon receipt of such notice or five days after such notice is mailed, whichever is earlier:

              (i)  Liquidation of LICENSOR;

              (ii) Insolvency or bankruptcy of LICENSOR, whether voluntary or involuntary; provided that if involuntary, LICENSOR may only terminate this Agreement under this Section 10 if such bankruptcy proceeding is not dismissed within sixty (60) days of filing.

              (iii) Failure of LICENSOR to satisfy any judgement against it relative to this Agreement; or

              (iv) Appointment of a trustee or receiver for LICENSOR unless previously agreed to in writing by LICENSEE.

         (h) The waiver of any default under this Agreement by LICENSEE shall not constitute a waiver of the right to terminate/cancel this Agreement for any subsequent or like default, and the exercise of the right of termination/cancellation shall not impose any liability by reason of termination/cancellation nor have the effect of waiving any damages to which LICENSEE might otherwise be entitled.

         (i) This Agreement shall survive the termination of any sublicense agreement with a SUBLICENSEE by LICENSOR provided LICENSEE is not in default under this Agreement. Additionally, any sublicense agreement shall survive termination of this Agreement with LICENSEE; provided that effective immediately upon termination of this Agreement, LICENSOR shall have the right to enforce directly all provisions of LICENSEE'S agreements with its SUBLICENSEES with respect to use of LICENSOR'S INTELLECTUAL PROPERTY and ROYALTY payments pursuant to the terms of Section 2(d); and provided further that all such licenses with SUBLICENSEES with respect to LICENSOR'S INTELLECTUAL PROPERTY shall be deemed converted to nonexclusive licenses. LICENSEE agrees to include provisions in its sublicense agreements to confirm such rights.

    11.  WARRANTIES.

         (a) LICENSOR warrants to LICENSEE, that it has the right, power and authority to enter into this Agreement and to grant the license rights granted hereunder.

         (b) LICENSOR warrants that the making of this Agreement by LICENSOR does not violate any agreement, rights or obligations existing between LICENSOR and any other person or entity with the exception that a cross license of United States Letters Patent Number 4,977,577 has been granted to Dicon Systems which grants Dicon Systems a worldwide, non-exclusive license to use, manufacture, have manufactured, a product based upon, in whole or in part, United States Patent Number 4,977,577 and any continuations, divisions, re-issues, re-examinations and foreign counterparts to the extent such action relates solely to United States Patent Number 4,977,577.

         (c) LICENSOR warrants that during the term of this Agreement, and for so long as the license granted under Section 2(a)(i) remains exclusive, LICENSOR shall not license any INTELLECTUAL PROPERTY to any person or entity other than LICENSEE for the implementation specified in Section 2(a)(i) of this Agreement, save that nothing in this Agreement shall preclude LICENSOR from licensing INTELLECTUAL PROPERTY to or with Dicon Systems, Ltd. or Disys, Ltd. for use in the one-way communication of automatic meter readings.

         (d) LICENSOR warrants that a transmitter and receiver manufactured using DELIVERABLES will meet Federal Communications Commission Part 15.126 Rules for Spread Spectrum Unlicensed Operation.

         (e) LICENSOR warrants that DELIVERABLES provided per Section 1(c) will be free from DEFECTS. If a DEFECT is found LICENSOR will correct DEFECT and provide updated DELIVERABLES.

         (f) LICENSEE agrees to name LICENSOR as an additional insured on its general liability insurance coverage and hold LICENSOR harmless to the extent of any potential liabilities which may arise from LICENSEE'S exploitation of PRODUCTS unless and to the extent that such damages or injuries are due to the intentional act or gross negligence of LICENSOR. LICENSEE agrees to send LICENSOR a copy of an insurance binder noting LICENSOR as an additional insured on LICENSEE'S general liability insurance coverage.

    12.  MISCELLANEOUS.

         (a)  PATENT INFRINGEMENT.

              (i) LICENSOR, at its own expense, will defend any claims of patent infringement against the INTELLECTUAL PROPERTY being licensed under this Agreement. In the case a resulting judgement is made against LICENSEE/LICENSOR, then LICENSOR will be liable to assist in damage payments with a limit of seventy five (75) percent of all payments collected from LICENSEE under the provisions of Section 3 of this Agreement. As of the effective date, to the best of LICENSOR'S knowledge, the use of the licensed information will neither infringe any patent, copyright, mask right, nor incorporate proprietary information belonging to any third party. LICENSOR shall have full control of the defense of any such suit, and LICENSEE shall render all reasonable assistance to LICENSOR in connection with any suit to be defended by LICENSOR and shall have the right to be represented therein by advisory counsel of its choice at its expense.

              (ii) In the event that LICENSEE, in exercising the rights granted under this Agreement, shall be unable to continue to exercise the rights under this Agreement as a result of the existence of patents or other intellectual property rights now held or which will be held by others in the field, LICENSOR may, to minimize its liability under Section 12(a)(1) above, at its sole option and expense, either: (i) procure for LICENSEE the right to exercise its rights as granted herein, or (ii) replace or modify the infringing technology so that it is functionally equivalent but non-infringing products.

         (b) PATENT PROTECTION. (i) LICENSOR shall always have the right to prosecute any entity it believes infringes upon its INTELLECTUAL PROPERTY. LICENSEE is obligated to render all reasonable assistance requested by LICENSOR in connection with any action being pursued by LICENSOR; (ii) In the event that LICENSEE advises LICENSOR of a potential infringement upon LICENSOR'S INTELLECTUAL PROPERTY and LICENSOR elects not to exercise its right per (i) above, then LICENSEE shall have the right to prosecute any entity it believes infringes upon LICENSOR'S INTELLECTUAL PROPERTY doing business in the UDS Market. LICENSOR is obligated to render all reasonable assistance requested by LICENSEE at LICENSEE's expense in connection with any action being pursued by LICENSEE including, without limitation, allowing LICENSEE to name LICENSOR as a named party where such is required in order to bring an action against an infringer; and (iii) LICENSEE, at its own expense, has the right to prosecute any entity which LICENSEE believes infringes upon any technology owned by LICENSEE pursuant to Section 6 of this Agreement. LICENSOR shall render all reasonable assistance to LICENSEE in connection with any suit relating to INTELLECTUAL PROPERTY to be defended by LICENSEE including, without limitation, allowing LICENSEE to name LICENSOR a named party where such is required in order to bring an action against an infringer and shall have the right to be represented therein by advisory counsel of its choice at its expense. LICENSEE shall have full control of the defense of any such suit involving a potential infringement of its products using the licensed technology to the extent it does not conflict with an action by LICENSOR, but LICENSEE shall not be free to settle the same without the consent of LICENSOR, which consent shall not be unreasonably withheld. Where LICENSEE brings an action against an infringer under (ii) above, LICENSEE shall have the right to retain all amounts incurred at settlement or as a result of a judgment rendered in such case.

    13.  NOTICES.

         (a) All notices, requests, demands and other communications under this Agreement or in connection therewith shall be given to or be made upon the respective parties hereto as follows:

         TO LICENSEE:

              Domestic Automation Company
              125 Shoreway Road
              San Carlos, CA  94070
              Attn:  Paul M. Cook, Chairman & CEO

         TO LICENSOR:

              Axonn Corporation
              101 W. Robert E. Lee Boulevard
              2nd Floor
              New Orleans, LA  70124
              Attn:  H. Britton Sanderford, Jr., President

              Michael L. Eckstein, Esq.
              829 Baronne Street
              New Orleans, LA  70113

         (b) All notices, requests, demands and other communications given or made in accordance with the provision of this Agreement shall be in writing, shall be forwarded by registered mail and shall be deemed to have been given when received by addressee, or upon tender where delivery cannot be accomplished due to some fault of addressee.

    14.  CONSTRUCTION AND ASSIGNMENT.

         (a) This Agreement shall be binding upon and inure to the benefit of LICENSOR, its legal representatives, successors, heirs, and assigns. Nothing contained herein shall prevent LICENSOR from assigning this Agreement to any successor entity acquiring all or substantially all of its assets whether by sale, merger, operation or otherwise (including all rights in the INTELLECTUAL PROPERTY). Additionally, LICENSOR shall have the right to assign or pledge to any person, without the necessity of obtaining the consent of LICENSEE, all or any portion of the royalties due LICENSOR hereunder. Also, LICENSOR shall have the right to assign this Agreement to any entity in which Axonn or H. Britton Sanderford, Jr., the current president of LICENSOR, owns more than 51% of the outstanding shares entitled to vote or other controlling equity interest, subject to LICENSEE'S reasonable approval that such assignee is reasonably capable of and willing to perform LICENSOR'S obligations under this Agreement.

         (b) This Agreement shall be binding upon and inure to the benefit of LICENSEE its legal representatives, successors, heirs and assigns, and may be assigned by LICENSEE, without approval from LICENSOR, to any successor entity acquiring all or substantially all of its assets whether by sale, merger, operation or otherwise.

         (c) This Agreement shall be deemed to be a contract made under the laws of the State of Louisiana, United States of America, and for all purposes shall be interpreted in its entirety in accordance with the laws of said State. No litigation between the signatories to this Agreement shall be instituted or conducted in any court other than a competent court in the State of Louisiana. The parties hereby consent to service of process and their agents appointed herein for such purpose, and agree not to contest the jurisdiction and choice of law agreed upon in this clause for any reason. In the event this Agreement is translated into any language other than the English language for any purpose, the parties agree that the English version shall be the governing version.

         (d) Neither LICENSOR nor LICENSEE shall be deemed a joint venturer or partner of the other nor shall this document be deemed to constitute the parties hereto to be an association, partnership, unincorporated business or other separate entity.

         (e) At any time or from time to time on and after the date of this Agreement, each party shall, at the request of the other party (i) deliver to the requesting party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such other actions, as the requesting party may reasonably deem necessary or desirable in order for the requesting party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

    15. MODIFICATION. This Agreement embodies all of the understandings and obligations between the parties with respect to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing, signed on behalf of each of the parties by their respective proper officers thereto duly authorized and validated.

    16.  COMPLIANCE WITH LAWS.

         (a) Any payment which requires governmental approval or permission under Foreign Exchange Control Law or other law, if any, shall be made in accordance with such law.

         (b) LICENSEE agrees to comply with all provisions of the Export Administration Regulations of the United States Department of Commerce, as they currently exist and as they may be amended from time to time.

         (c) This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

    IN WITNESS WHEREOF the representatives hereunto duly authorized on behalf of LICENSOR have set their hands hereto this 21 day of August, 1992, and the representatives hereunto duly authorized on behalf of LICENSEE have set their hands hereto this _____ day of ____________, 1992.

DOMESTIC AUTOMATION COMPANY       AXONN CORPORATION


By:  /S/ Alan H. Bushell                By:  /S/ H. Britton Sanderford, Jr.
     ---------------------------            -------------------------------
     Alan H. Bushell                             H. Britton Sanderford, Jr.

Title:   Vice President                     Title:    President




Attest:                                     Attest:


/S/ [Signature]                        /S/ [Signature]
- --------------------------------       --------------------------------

                                      EXHIBIT 1

                            DEVICES AND ADDITIONAL DEVICES


[*]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

                                      EXHIBIT 2

                                SPECIFICATION 6.18.GI5

                                      EXHIBIT 3

                           SCHEDULE OF RESTRICTED ENTITIES


[*]


* Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

                                      EXHIBIT 4

                             MEMORANDUM OF UNDERSTANDING

                                      EXHIBIT 5

                             DEVELOPMENT SPECIFICATIONS

                                      EXHIBIT 6

                                DEVELOPMENT SCHEDULE

                          ADDENDUM TO THE AGREEMENT BETWEEN
                             DOMESTIC AUTOMATION COMPANY
                                         AND
                                  AXONN CORPORATION


    This Addendum ("Addendum") is entered into as of 8 Nov. 93 ("Effective Date") by and between DOMESTIC AUTOMATION COMPANY, a California corporation with principal offices at 125 Shoreway Road, San Carlos, California 94070 ("DAC"), and AXONN CORPORATION, a Louisiana corporation with principle offices at 101 W. Robert E. Lee Boulevard, New Orleans, Louisiana 70124 ("Axonn")

    WHEREAS, DAC and Axonn entered into that certain Agreement dated August 21, 1992, ("Agreement"), wherein Axonn granted DAC certain rights to manufacture, use and sell spread spectrum radio products in the UDS MARKET as defined therein.

    WHEREAS, Axonn has previously entered into that certain Agreement with Life Point Systems Limited Partnership ("Life Point") dated May 12, 1989, together with any subsequent amendments thereto (collectively, the "Axonn/Life Point Agreement") wherein Axonn has granted Life Point an exclusive license under much of the same technology licensed by Axonn to DAC in the Axonn/DAC Agreement to manufacture, use and sell spread spectrum radio products in the FIRE/SECURITY MARKET (as defined below) which may or may not include all improvements which Axonn may make to its spread spectrum technology;

    WHEREAS, DAC has entered into a license agreement with Life Point on even date herewith ("DAC/Life Point Agreement") under which Life Point is granting DAC certain rights to manufacture, use and sell spread spectrum radio products in the FIRE/SECURITY MARKET;

    WHEREAS, DAC wants to ensure that it shall have the right to utilize any of the spread spectrum technology which it is licensed under the Agreement in the FIRE/SECURITY MARKET if such technology is not licensed by Axonn to Life Point, and Axonn is willing to provide DAC with this assurance:


    NOW, THEREFORE IN CONSIDERATION OF THE COVENANTS AND CONDITIONS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS.

    A. Axonn agrees that to the extent that any ADDITIONAL DEVICES, IMPROVEMENTS or additions to the INTELLECTUAL PROPERTY ("NEW TECHNOLOGY") which are licensed by Axonn to DAC hereunder are not included in the exclusive license granted by Axonn to LIFE POINT SYSTEMS for the FIRE/SECURITY MARKET under the LIFE POINT AGREEMENT, then Axonn agrees that it shall grant, and does hereby grant, to DAC a worldwide, nonexclusive right and license (including the right to sublicense to SUBLICENSEES (as defined in the Agreement) under such NEW TECHNOLOGY to use, modify, manufacture, have manufactured, sell, lease and otherwise distribute PRODUCTS in the FIRE/SECURITY MARKET.

    B. For purposes of this Addendum, the "FIRE/SECURITY MARKET" shall mean the following:

         1. use of PRODUCTS with UL 985, UL 217, or UL 268 or the like, smoke/heat initiating detectors, automatic elevator return, sprinkler waterflow monitoring devices, automatic smoke evacuation systems, pull station monitoring devices, remote siren activation and automatic door closure devices when used in conjunction with a local receiving UL 1023, UL 1076, UL 864, UL 985 or equivalent UL or non UL panel; and

         2. use of PRODUCTS with contact input perimeter protection devices, IR, ultrasonic or microwave motion detection or the like, break glass detection, entry/exit keypad interface for system activation/deactivation and panic/emergency button alarms when used in conjunction with a local receiving UL 1023, UL 1637, UL 1076 residential or commercial equivalent or equivalent UL or non UL fire/security/emergency annunciator panel or system.

    C. The parties understand and acknowledge that many PRODUCTS which DAC may sell or lease in the FIRE/SECURITY MARKET (as defined in the DAC/Life Point Agreement) may also have uses in the UDS MARKET, and the parties wish to ensure that DAC will not be obligated to pay royalties to both Axonn and Life Point upon the sale or lease of any single PRODUCT. Therefore, where a PRODUCT is first sold or leased to a customer in the FIRE/SECURITY MARKET under the rights granted to DAC under the DAC/Life Point Agreement for which DAC has paid Life Point a ROYALTY to Life Point under such agreement, and the customer may also use the PRODUCT in the UDS MARKET, DAC shall have no obligation to pay Axonn a ROYALTY under the DAC/Axonn Agreement. However, where an obligation to pay a ROYALTY upon the sale or lease of a PRODUCT arises simultaneously under both the DAC/Axonn Agreement and the DAC/Life Point Agreement, DAC shall be obligated to only pay the ROYALTY due under the DAC/Axonn Agreement, and no ROYALTY shall be due under the DAC/Life Point Agreement.

    D. Except as specifically provided above, the terms and the conditions of the DAC/Axonn Agreement shall remain in full force and effect. Any terms not specifically defined herein shall have the meanings set forth in the DAC/Axonn Agreement.

Agreed:

AXONN CORPORATION                 DOMESTIC AUTOMATION COMPANY



By:  /s/ H. Britton Sanderford, Jr.    By: /s/ Paul M. Cook
     ------------------------------        ------------------------------

Title  President                       Title:  CEO
     --------------------------        ------------------------------

                           SECOND ADDENDUM TO THE AGREEMENT
                                       BETWEEN
                             DOMESTIC AUTOMATION COMPANY
                                AND AXONN CORPORATION



    This Addendum ("Addendum") is entered into as of 8 Nov. 93 ("Effective Date") by and between DOMESTIC AUTOMATION COMPANY, a California corporation with principal offices at 125 Shoreway Road, San Carlos, California 94070 ("DAC"), and AXONN CORPORATION, a Louisiana corporation with principal offices at 101 W. Robert E. Lee Boulevard, New Orleans, Louisiana 90124 ("Axonn").

    WHEREAS, DAC and Axonn entered into that certain Agreement dated August 21, 1992 together with any subsequent amendments thereto ("Agreement"), wherein Axonn granted DAC certain rights to manufacture, use and sell spreads spectrum radio products in the UDS MARKET as defined therein; and

    WHEREAS, DAC's CELLNET SYSTEM wide area communications network, once installed, for the purpose of providing services to the UDS MARKET, may serve as a backbone for the provision of other services not related to the UDS MARKET using Axonn's spread spectrum radio technology; and

    WHEREAS, both parties believe it would be mutually beneficial to maximize the number of royalty bearing products which DAC distributes and therefore to grant DAC the right to distribute spread spectrum radio products based on Axonn spread spectrum technology for applications outside the UDS MARKET provided that they are sold in such non-UDS applications only for use with DAC's CELLNET SYSTEM; and

    NOW THEREFORE, in consideration of the covenants and conditions contained herein, the parties agree to include the following provisions as part of the Agreement as follows:

    1. ADDITIONAL DEFINITIONS. The following changes shall be made to the definitions included in Section 1:

         (a) Section 1(b), the definition of "CELLNET SYSTEM" shall be modified to read as follows:

              (b) "CELLNET SYSTEM" shall mean a wide area (greater than 50 square miles) communication system developed and marketed by LICENSEE primarily for the purpose of servicing the UDS MARKET and which may be expanded on a secondary function basis. The architecture of the CELLNET SYSTEM is cellular in nature, where Cell Masters of greater range control and/or communicate with the cell masters of smaller, nestled cells, which, ultimately, control, communicate with and/or monitor a number of individual end points.

         (b) Section 1(o), the definition of "SUBLICENSEE" shall be modified to read as follows:

              (o) "SUBLICENSEE", for purposes of the UDS MARKET, means any entity which has entered into a sublicense arrangement with LICENSEE whereby the sublicense agreement grants such SUBLICENSEE the right to manufacture and sell PRODUCT to any entity selling to the UDS MARKET for the sole purpose of incorporating PRODUCT into CELLNET compatible devices. With regard to the NON-UDS MARKET, the right to grant sublicenses to SUBLICENSEES for the sole purpose of manufacturing, using and selling PRODUCTS in CELLNET SYSTEM compatible devices outside the UDS MARKET shall be limited to SUBLICENSEES which (i) have as their primary business activity either the UDS MARKET or are a manufacturer of utility meters ("UDS Companies"), (ii) are AFFILIATES of such UDS Companies, or (iii) are AFFILIATES of LICENSEE. SUBLICENSEES shall not have the right to grant further sublicenses.

         (c)  Add the following as a new definition at the end of Section 1:

              (q) "AFFILIATE" of a party (the "Subject") shall mean an entity that through one or more intermediaries, controls, is controlled by or is under common control with the Subject. For corporations, "Control" shall mean, among other things, the direct ownership of more than fifty percent (50%) of its outstanding voting securities. For partnerships, control shall mean among other things, the ownership of a controlling partnership interest in excess of fifty percent (50%).

    2. LICENSE. Section 2(a) of the Agreement shall be deemed to be amended to add the following license as Section 2(a)(iii):

            (iii) LICENSOR hereby grants to LICENSEE a worldwide, nonexclusive right and LICENSE, with the right to grant and authorize sublicenses pursuant+ to Agreement and any amendment to the Agreement and specifically including, but not limited to
                   Section 2(b)++ and 2(c) of the Agreement and subject to Paragraphs 3(a) and 3(b) of this Addendum, under the LICENSOR'S INTELLECTUAL PROPERTY to use, modify, manufacture, have manufactured, sell, lease and otherwise distribute PRODUCTS for applications outside of the UDS MARKET; provided that such PRODUCTS are used to communicate to a CELLNET SYSTEM.

            + Agreement and any amendment to the Agreement and specifically including, but not limited to,

            ++ and 2(c)

    3. RESTRICTIONS. The following restrictions shall apply to the license grant under Paragraph 2 above, not withstanding any terms and conditions to the contrary in the Agreement:

         (a) The parties understand and acknowledge that the applications outside the UDS MARKET which DAC may exploit using CELLNET SYSTEM under this license may include, without limitation: traffic signal control/synchronization; pager message receipt verification; copier and other machine service signaling; one and two way digital data communications (e.g. e-mail); vending machine monitoring; point of sale credit authorization and/or transaction processing, including lottery ticket sales and off track betting; information and entertainment access control and billing, including impulse pay per view cable television; automated vehicle monitoring and tracking; and home health marketing. DAC agrees to notify Axonn of the initiation of negotiations for exploitation of the PRODUCTS in an application outside the UDS MARKET which Axonn had not previously been notified about, and the parties shall decide at that time whether such application fits into the Personal/Residential or Commercial/Industrial category.

         (b) Notwithstanding anything in the Agreement or any Addendum to the Agreement to the contrary, the license shall not grant DAC any right to manufacture, use or sell PRODUCTS for time of flight measurement, voice communications or fire, security and access control applications.

    4. EXCLUDED SUBLICENSEES. Exhibit 3 to the Agreement shall be amended to include those entities listed on Exhibit A attached hereto. DAC's rights to grant sublicenses to these entities shall be limited as provided in Section 2(c) of the Agreement.

    5.  CONSIDERATION.

         (a) As partial consideration for the license granted under this addendum, DAC agrees to pay Axonn a pre-paid license fee of [*], the first [*] of which shall be paid by DAC within fifteen (15) days after the Effective Date of this Addendum, and the remaining [*] shall be paid by DAC within forty five (45) days after the Effective Date.

         (b) The full amount of all pre-paid license fees paid under Paragraph 5(a) above shall be creditable against up to [*] of ROYALTIES payable by DAC to Axonn under the Agreement until such time as the credits taken by DAC under this Paragraph 5(b) shall equal the full amount of pre-paid license fees paid by DAC to Axonn under Paragraph 5(a) above.

         (c) LICENSEE agrees to pay LICENSOR a royalty on each PRODUCT sold or leased by it outside the UDS MARKET pursuant to the rights granted under the license set forth in Paragraph 2 above based upon (i) what kind of device the PRODUCT is and (ii) the primary environment for which such PRODUCT is deployed, as set forth in the following table:

               PERSONAL/RESIDENTIAL   MIXED   COMMERCIAL/INDUSTRIAL

Transmitter:           [*]            [*]           [*]
Receiver:              [*]            [*]           [*]
Transceiver:           [*]            [*]           [*]

ROYALTIES on Products sold in the UDS MARKET shall continue to be those set forth in Section 3 of the Agreement.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

         (A) Whether a PRODUCT is best classified as used in a Personal/Residential environment or a Commercial/Industrial environment shall be based upon the viewpoint of a neutral third party familiar with the wireless communications industry. For purposes of this Agreement, the parties agree as follows:

              (i) Personal/Residential applications shall be those applications which are embodied in PRODUCTS utilized by individual consumers for their use on their persons, in the home or in their automobile. For purposes of this Agreement, the parties agree that information and entertainment access control and billing, including impulse pay for view cable television and home health monitoring shall be deemed Personal/Residential applications.

              (ii) Commercial/Industrial applications are those applications, whether private or public related, which are not Residential/Personal applications which are associated with the business activity. Applications installed are intended for use inside hotels, offices, manufacturing facilities, stadiums, hospitals or other commercial structures shall be deemed to be a Commercial/Industrial application. The parties agree that traffic signal control/synchronization; copier and other machines service signalling; and point of sale credit authorization and/or transaction and processing, including lottery ticket sales and off-track betting shall be deemed commercial/industrial applications.

             (iii) "Mixed" applications shall be those applications which the parties can envision substantial uses in both the Personal/Residential and Commercial/Industrial areas. For purposes of this Agreement, the parties agree that pager message receipt verification, one and two way digital data communications (e.g. e-mail) and automatic vehicle monitoring and tracking shall be deemed Mixed applications.

              (iv) Additional applications identified by LICENSOR to LICENSEE pursuant to Section 3 above shall be categorized as they are identified.

         (B) Where the parties are unable to agree as to the proper classification of a PRODUCT, such dispute in itself shall not be deemed a breach of this Agreement, but rather the question of which category such PRODUCT properly falls in shall be settled as provided below:

         (C) For any dispute as to proper classification of a Product, the parties shall first attempt to first negotiate in good faith a written resolution of such dispute for a period not to exceed thirty (30) days from the date of receipt of a party's request for such negotiation. Such negotiations shall be conducted by Chief Executive Officers of each party, or other senior officer appointed by the CEO who have authorization to resolve any such dispute. In the event the parties cannot negotiate a written resolution to such dispute during this thirty(30) day negotiation period, the parties shall then submit such dispute or claim to nonbinding mediation with Judicial Arbitration & Mediation Services ("JAMS") in Santa Clara County, California. The mediation may be initiated by the written request of either party to the other party, shall commence within fifteen (15) days of receipt of such notice and shall be conducted in accordance with the standard mediation procedures established by JAMS, unless otherwise agreed by the parties. The mediation shall not exceed a period of thirty (30) days. Each party shall bear its own expenses in any such mediation; provided that the parties shall split the costs charged by JAMS.

         (D) The parties understand and acknowledge that PRODUCTS sold for applications outside the UDS MARKET may, by their requirement to be integrated with a CELLNET SYSTEM owned or leased to a customer in the UDS MARKET, also fall within the definition of PRODUCTS on which royalties are due under Section 3(b) of the Agreement, and the parties wish to ensure that they will not be obligated to pay two royalties to Axonn upon the sale or lease of a single PRODUCT. Therefore, DAC shall pay ROYALTIES under Section 2(b) of the Agreement on all PRODUCTS which have application within the UDS MARKET, and shall pay ROYALTIES under Paragraph 5(c) of this Addendum on those PRODUCTS which have no application within the UDS MARKET other than communication with a CELLNET SYSTEM; provided that in no event shall two royalties be due upon the sale of a single PRODUCT.

    6. ACKNOWLEDGEMENT. Except as specifically provided above, the terms and conditions of the Agreement shall remain in full force and effect and the rights granted herein shall be subject to the terms and conditions therein. Any terms not specifically defined herein shall have the meaning set forth in the Agreement.


DOMESTIC AUTOMATION CORPORATION     AXONN CORPORATION



By:  /s/ Paul M. Cook               By:  /s/ H. Britton Sanderford, Jr.
     --------------------------          ------------------------------

Name: Paul M. Cook                  Name: H. Britton Sanderford, Jr.
     --------------------------          ------------------------------

Title: CEO                          Title: President
     --------------------------          -----------------------------